Exhibit 99.1

INmune Bio, Inc. to Present Preclinical Data on INB03 at the American Association for Cancer Research (AACR) Annual Meeting 2022

Data from animal models of trastuzumab-resistant MUC4 HER2+ breast cancer show that treatment with INB03 decreases MUC4 expression, reverses resistance to trastuzumab and tyrosine kinase inhibitors, and promotes an immunologically active tumor micro-environment

Boca Raton, Florida, April 11, 2022 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announces data demonstrate that INmune Bio’s INB03 reverses MUC4 experssion in HER2+ BC cell line (JIMIT-1) to re-establish sensitivity to trastuzumab (traz) and tyrosine kinase inhibitors (TKI).  Mucin 4 (MUC4), a glycoprotein is an easily measured biomarker in women with breast cancer.  Previously, INmune Bio reported MUC4 expression predicts worse survival in women with HER2+ BC (p≤0.04).  Study results show this new evaluation focused on the effects of MUC4 expression on the immune cells of the tumor microenvironment (TME) in HER2+ BC.  These data were presented here today at the American Association of Cancer Research Annual Meeting in 2022, held in New Orleans April 8-13.

The findings of this study predict that women with MUC4+/HER2+ BC are expected to have fewer tumor infiltrating lymphocytes (TILs) than women who do not express MUC4 (p=0.018).  In a nude mouse model of MUC4+HER2+ BC, the combination of INB03+traz increased the number of activated NK cells (p=0.01) and anti-tumor macrophages (p=0.01) in the TME.  In this nude mouse model, anti-tumor macrophage function is more important than NK cell function in controlling tumor growth.

“We have previously shown that MUC4 expression correlates with resistance to traz and TKI,” said lead investigator Dr. Roxana Schillaci of Instituto de Biología y Medicina Experimental in Buenos Aires. “We can add third resistance mechanism to the list - an immunologically “cold” TME.  These three resistance mechanisms are driven by soluble TNF produced by the tumor and are reversed by INB03 in the animal models.”

“Resistance to immunotherapy occurs in about a third of women with HER2+ BC,” said RJ Tesi MD, CEO of INmune Bio. “MUC4 is a biomarker of resistance that can be determined from the patient’s biopsy.  Identifying a modifiable resistance factor early may allow the clinical team to optimized immunotherapy to improve outcome.”

The poster will be presented by Dr. Roxana Schillaci on April 11.  Details of the poster are as follows:

Title: MUC4 enables tumor immune evasion in HER2+ breast cancer

Poster: #2085 in Immune Response to Therapy 1

About INB03

INB03 is a DN-TNF inhibitor that neutralizes soluble TNF (sTNF) without affecting trans membrane TNF (tmTNF).  Compared to currently available non-selective TNF inhibitors, INB03 preserves the immune response to cancer by decreasing immunosuppressive cells in the TME including TAM and MDSC while promoting recruitment of anti-tumor immune cells including cytolytic CD8+ lymphocytes, NK cells and anti-tumor macrophages.  INB03 has completed a open label dose-escalation Phase I trial in patients with advanced cancer.  In that trial, INB03 was found to be safe and well tolerated - no dose limiting toxicity was found.  INB03 decreased blood biomarkers of inflammation in patients with advanced cancer.  INMB is planning a Phase II trial that uses IN03 as part of combination therapy.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is in clinical trial to determine if it can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment resistant depression (XPro). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

info@inmunenbio.com

Investor Contact:

Jason Nelson

Core IR

(516) 842-9614 x-823